Exhibit 10.17

Sauvegarder Investment Management, Inc.
78 SW 7th Street, Suite 500
Miami, Florida 33130

Erich Spangenberg
41 SE 5th Street, Apt 1312
Miami, FL 33131
Email: erich@sauvegarder.io

Re: Consulting Agreement

Dear Erich:

We are very pleased to enter into this relationship with Erich Spangenberg (“you”) as a Consultant under this Consulting Agreement (the “Agreement”), effective as of June 1, 2024. Based on our discussions, we propose that you will have the following relationship with Sauvegarder Investment Management, Inc. (“DD16” or the “Company”).

1. Nature of Relationship.

(a) Consulting Services and Relationship. You will serve as a consultant to render certain services (the “Services”) to the Company and any of the Company’s affiliated or associated entities (the “SIM Entities”). The manner and means by which you choose to perform the Services shall be in your sole discretion and control. You agree not to delegate or sub-contract the performance of the Services to any other person or entity, unless expressly authorized by the Company in writing to do so. In performing the Services, you shall use your own equipment and materials.

(b) Consulting Period. The term of your consultancy shall commence on June 1, 2024, and end on July 31, 2024 (the “Period”). Notwithstanding the foregoing, the Company may terminate the Consulting Period and this Agreement with immediate effect upon notice by the Company to you if (a) it has determined that there is any material breach of your obligations hereunder by you and (b) you have violated any material law rule or regulation or have been convicted of any crime or felony charges.

(c) Costs. Your reasonable travel costs and expenses incurred during the Consulting Period shall be reimbursed within thirty (30) days from submission to the Company. You will submit for prior approval of the Company any cost or expense in excess of $500.00.

(d) Benefits. You shall be entitled to participate in all employee benefit plans and/or receive all benefits available, including insurance, worker’s compensation, retirement and vacation benefits. The Company will pay the costs of such benefits available through Florida Blue Cross Blue Shield and TriNet, as applicable, at such time and as determined in the sole discretion of the Company.

(e) 1099. The Company will report amounts paid to you under this Agreement by filing Form 1099-MISC with the Internal Revenue Service as required by law. You agree that you will be entirely responsible for payment of any taxes which may be due with regard to the Fees or other compensation paid for the Services, and hereby indemnify and hold harmless the Company of and from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Fees or any other compensation paid to you hereunder.

(f) Outside Activities. During the Consulting Period, you may engage in work activities for entities other than the Company and SIM Entities, provided that such activities do not unreasonably interfere with your performance of the Services.

2. Consulting Fees. In consideration for the Services under this Agreement, the Company will pay you Thirty Thousand ($30,000.00) Dollars in Ten Thousand Dollar ($10,000) increments on payment on or before June 30, July 15 and July 31.

3. Assignment. This Agreement may not be assigned by you without the Company’s express written consent. The Company may assign its rights, duties and obligations hereunder to any affiliated or successor entities, in its sole discretion.

4. Compliance with Laws. You hereby agree that you shall conduct the Services in a manner consistent with the requirements of any and all applicable laws and regulations concerning the offering of securities and the provision of invest advisory services in the jurisdictions in which you conduct the Services, and you shall indemnify, defend and hold harmless the Company from any losses, liabilities, claims, charges, expenses, actions and demands which they may incur or which may be made against them arising out of, or in connection with your breach of this paragraph.

5. Dispute Resolution. All claims, disputes, controversies or other matters in question arising under or relating to this Agreement (collectively, “Disputes”) shall, if not resolved within 10 days of preliminary negotiation between the parties to such Dispute, be resolved through binding arbitration in accordance with the commercial arbitration rules and practices of the American Arbitration Association. The site of such arbitration shall be in New York, New York, or such other place as is mutually agreeable to the parties. The cost of each arbitration proceeding, including the arbitrator’s compensation and expenses, hearing room charges, court reporter transcript charges, reasonable attorney fees and expenses, etc., shall be allocated among the parties to such Dispute based upon the percentage that the portion of the contested amount in such Dispute not awarded to each party bears to the amount actually contested by such party. You agree that the remedies provided under this paragraph 5 shall be the sole and exclusive remedies for resolving and remedying all Disputes hereunder.

6. Confidentiality. You agree to keep the terms of this Agreement strictly confidential, except for disclosure in confidence to your professional advisers and immediate family, and as may be required by law.

7. Miscellaneous. This Agreement represents the entire agreement between the parties regarding the subject matter hereof and supersedes any other agreement oral or written with respect to such subject matter. This Agreement may only be modified or amended by a written agreement signed by all parties. To the extent the parties hereto mutually agree to modify your Services, the parties agree to work in good faith to amend this Agreement to reflect such changes. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed part of one original, and facsimile signatures shall be equivalent to original signatures.

If you wish to accept this Agreement under the terms described above, please sign and date it below and return a copy of the signed agreement.

*******

Sincerely,

SAUVEGARDER INVESTMENT MANAGEMENT INC.

By:	/s/ David Kutcher
	Name:	David Kutcher
	Title:	Chief Financial Officer

Understood and Accepted

By:	/s/ Erich Spangenberg
	Name:	Erich Spangenberg